Exhibit 99.1

Contacts:
GendeLLindheim BioCom Partners
Investors	Media
info@peregrineinc.com	Barbara Lindheim
(800) 987-8256	(212) 918-4650

PEREGRINE PHARMACEUTICALS ANNOUNCES IMPLEMENTATION OF 1:5
REVERSE STOCK SPLIT TO TAKE EFFECT OCTOBER 19, 2009

—New Capital Structure Does Not Alter Each Stockholder’s Ownership
Percentage of the Company—
—Reverse Stock Split Expected to Ensure the Company’s Continued
Listing on NASDAQ Capital Market—

TUSTIN, Calif., October 16, 2009 -- Peregrine Pharmaceuticals, Inc. (NASDAQ: PPHM) today announced that a previously approved reverse split of its common stock will take effect at the start of NASDAQ trading on Monday, October 19, 2009 on a 1-for-5 split-adjusted basis.  Peregrine's shares will continue to trade on the NASDAQ Capital Market under the symbol "PPHM," with the letter "D" added to the end of the trading symbol for a period of 20 trading days to indicate the reverse stock split has occurred.  The Company's symbol will revert back to its original symbol "PPHM" on November 16, 2009.  A new CUSIP number will be assigned to Peregrine’s common stock when the split becomes effective.

“We believe that our continued listing on the NASDAQ Stock Market is essential to our future success, and we expect that this reverse stock split will enable us to regain compliance with the minimum bid price rule, the only deficiency affecting our continued NASDAQ listing,” noted Paul Lytle, CFO of Peregrine.  “The 1:5 exchange ratio that was approved by the Board of Directors is the result of both our extensive evaluations of the capital structure of peer companies in Phase II and Phase III clinical trials and the expert advice of a number of highly experienced financial advisors.  Based on previous meetings with institutional investors, we also expect the new capital structure will allow us to attract a broader range of investors to our company.”

The 1-for-5 reverse stock split will automatically convert five current shares of Peregrine's common stock into one new share of common stock.  The reverse split, which was approved by Peregrine shareholders in October 2008, will reduce the number of shares of outstanding common stock from approximately 237 million as of the filing of the Company's most recent Quarterly Report on Form 10-Q to approximately 47.4 million.  It will also affect all issued and outstanding shares of the Company's common stock, and shares of common stock underlying stock options and warrants that are outstanding immediately prior to the effective date of the reverse stock split.  Each shareholder’s new share count will be rounded up to the nearest whole share if the number of shares is not evenly divisible by the ratio of the reverse split.  The reverse stock split will not negatively affect any of the rights that accrue to holders of Peregrine common stock and shares of common stock underlying stock options and warrants that are outstanding immediately prior to the effective date of the reverse stock split.

“Peregrine is achieving significant progress in every aspect of our business—from the growing body of promising Phase II data reported in our bavituximab and Cotara® cancer studies, to the increasing interest and activity in our PS-targeting anti-viral program, to the growing revenues we are seeing from both our government R&D contract and our Avid Bioservices contract manufacturing subsidiary,” said Steven W. King, president and CEO of Peregrine.  “We believe implementing this reverse stock split at such a positive time in the company’s history will enhance our efforts to build long-term shareholder value by creating a capital structure that is more attractive to a range of investors, including major institutional investors.”

When the reverse split takes effect, shareholders holding certificated shares or shares through a brokerage account will have their shares automatically adjusted to reflect the reverse stock split on the effective date.

For more information on Peregrine’s reverse stock split, see the Reverse Stock Split FAQs at www.peregrineinc.com.

About Peregrine Pharmaceuticals
Peregrine Pharmaceuticals, Inc. is a biopharmaceutical company with a portfolio of innovative product candidates in clinical trials for the treatment of cancer and serious virus infections.  The company is pursuing three separate clinical programs in cancer and HCV infection with its lead product candidates bavituximab and Cotara®.  Peregrine also has in-house manufacturing capabilities through its wholly owned subsidiary Avid Bioservices, Inc. (www.avidbio.com), which provides development and bio-manufacturing services for both Peregrine and outside customers.  Additional information about Peregrine can be found at www.peregrineinc.com.

Safe Harbor Statement: Statements in this press release which are not purely historical, including statements regarding Peregrine Pharmaceuticals' intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risk that following the reverse split the company’s stock price will not maintain a minimum closing bid price of $1.00 for the requisite period of ten trading days necessary to regain compliance with the NASDAQ continued listing requirements. It is important to note that the company's actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties associated with completing preclinical and clinical trials for our technologies; the early stage of product development; the significant costs to develop our products as all of our products are currently in development, preclinical studies or clinical trials; obtaining additional financing to support our operations and the development of our products; obtaining regulatory approval for our technologies; anticipated timing of regulatory filings and the potential success in gaining regulatory approval and complying with governmental regulations applicable to our business. Our business could be affected by a number of other factors, including the risk factors listed from time to time in the company's SEC reports including, but not limited to, the annual report on Form 10-K for the year ended April 30, 2009 and the quarterly report on Form 10-Q for the quarter ended July 31, 2009. The company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Peregrine Pharmaceuticals, Inc. disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

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